Exhibit 10.1

October 27, 2011
Ms. Monika Merz
President and CEO, Toys “R” Us, Japan

Dear Monika,

Congratulations on your promotion to the position of President - Toys “R” Us, Asia effective November 6, 2011, reporting to me.

This letter highlights some of the major components of the compensation and benefits you will receive in your new position.

Your new base salary will be CAD625,000 per annum. That represents an increase of CAD50,000 (8.7%). Your next merit review will be in April 2013.

Your incentive target will increase to 110% of base salary effective November 6, 2011.  Based on your new salary, this equates to an annual target amount of CAD687,500, giving you an annual total cash compensation target (base salary plus target incentive) of CAD1,312,500. That represents an increase of CAD162,500 (14.1%) over your current total cash compensation target.

Under the provisions of our current plan, bonuses are typically paid during April.   Note that you must be employed on the payment date in order to be eligible to receive any incentive payout.  Your incentive bonus will be consistent with the incentive program for your position and level in effect as of the end of each fiscal year.  Also, please note that like all other Company compensation and benefits plans, all incentive plans are subject to change at any time with or without notice.

Your participation in all other Company benefit plans and program will remain the same.

Monika, I think you understand the uniqueness of our Company and the people who make it what it is.  We are confident that your career at Toys "R" Us, Inc. will continue to be highly rewarding and I eagerly look forward to your continued contributions.  Please understand that nothing in this letter is intended to change the “at will” nature of your employment relationship, which means that either you or the Company can terminate your employment, for any reason or no reason, at any time with or without notice. In addition, all benefits referenced in this letter are subject to the applicable Plan documents and may be changed by the Company at any time.

Sincerely,

/s/Gerald Storch
Gerald Storch
Chairman and CEO

So I have an indication that you have received and read this letter and understand the conditions outlined, please sign and date the below and return the original letter to me.

/s/ Monika Merz           November 7, 2011
Monika Merz                        Date

cc:    Lynn Barclay